Exhibit 3.4

Amended and Restated February 11, 2016
As Further Amended June 22, 2018

THIRD AMENDED AND RESTATED
BYLAWS
OF
CBL & ASSOCIATES PROPERTIES, INC.

Incorporated under the Laws of the State of Delaware

ARTICLE I

OFFICES AND RECORDS

Section 1.1. Delaware Office. The principal office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

Section 1.2. Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

Section 1.3. Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II

STOCKHOLDERS

Section 2.1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on May 15 of each year, if not a legal holiday, and if a legal holiday then on the next succeeding business day, at 10:00 a.m., local time, at the principal executive offices of the Corporation, or at such other date, place and/or time as may be fixed by, resolution of the Board of Directors.

Section 2.2. Special Meeting. Subject to the rights of the holders of any series of preferred stock, par value $.01 per share, of the Corporation (the “Preferred Stock”) to elect additional directors under specified circumstances, if any, special meetings of the stockholders may be called by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”) and shall be called by the Chairman of the Board, the Chief Executive Officer or the President at the request of the holders of 25% of the outstanding shares of the Corporation entitled to vote.

Section 2.3. Place of Meeting. The Board of Directors may designate the place of meeting for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal office of the Corporation.

Section 2.4. Notice of Meeting. Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Corporation not less than ten days nor more than sixty days before the date of the meeting, either personally, or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present. Any previously scheduled meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.5. Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such business. The chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder, or by his duly authorized attorney-in-fact. Such proxy must be filed with the Secretary of the Corporation or his representative at or before the time of the meeting.

Section 2.7. Notice of Stockholder Business and Nominations.

(A)    Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 2.4 of these Bylaws, (b) by or at the direction of the Board of Directors, (c) in the case of proposed business, by or at the direction of the Chairman of the Board of Directors, unless a majority of the directors then in office object to such business being conducted at the meeting, or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2), (3) and (4) of this paragraph (A) of this Section 2.7 and who was a stockholder of record both at the time such notice is delivered to the Secretary of the Corporation and at the time of the annual meeting who is entitled to vote at the meeting in the election of each individual so nominated or on the proposal of other business, as the case may be. Clause (d) of the preceding sentence shall be the exclusive means for a stockholder to make nominations or submit other business before an annual meeting of stockholders (other than as provided in Paragraph (C)(5) of this Section 2.7 or, in the case of nominations for election to the Board of Directors, as provided in the proxy access provisions of paragraphs (B) through (M) of Section 2.8) and, for the avoidance of doubt, shall be applicable to nominations or proposals contained in proxy statements prepared and furnished by or on behalf of any stockholder.

(2)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.7, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for action by the stockholders at the meeting. To be timely, a stockholder’s notice shall set forth all information required under this Section 2.7 and shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day nor later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3)    Such stockholder’s notice shall set forth:

(a)    as to each person whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”),

(i)    the name, age, business address and residence address of each Proposed Nominee,

(ii)     the principal occupation or employment of each Proposed Nominee,

(iii)    the number of shares of capital stock of the Corporation which are owned of record and beneficially by each Proposed Nominee, if any,

(iv)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and, if applicable, the beneficial owner of the shares held of record by such stockholder (the “Beneficial Owner”), if any, and their respective affiliates, or others acting in concert therewith, on the one hand, and each Proposed Nominee, and such persons’ respective affiliates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K if the stockholder making the nomination and any Beneficial Owner, if any, or any affiliate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant,

(v)    all other information relating to each Proposed Nominee that would be required to be disclosed in connection with the solicitations of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or as would otherwise required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, including the Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and

(vi)    the information required by Section 2.7(A)(3)(c).

The Corporation may require any Proposed Nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee.

(b)    as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder, any Proposed Nominee of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder, the Proposed Nominee of such stockholder or the Stockholder Associated person, and the information required by Section 2.7(A)(3)(c); and

(c)    as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(i)    the name and address of such stockholder, as they appear on the Corporation’s books, and the current name, business address, if different, and residence address of each such Stockholder Associated Person and any Proposed Nominee,

(ii)    the class, series and number of shares of the Corporation which are owned of record by such stockholder, Stockholder Associated Person and Proposed Nominee,

(iii)    the nominee holder for, and number of, any shares of any class or series of the Corporation which are owned beneficially but not of record by such stockholder, Stockholder Associated Person and Proposed Nominee,

(iv)    a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder, Stockholder Associated Person, Proposed Nominee, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, as well as, to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the Proposed Nominee or the proposal of such other business on the date of such stockholder’s notice,

(v)    a description of any proxy, relationship, agreement, arrangement and/or understanding (including any derivative or short positions, convertible security, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, in each case whether settled in shares or cash) that has or have been entered into by, or on behalf of, such stockholder, Stockholder Associated Person and/or Proposed Nominee, directly or indirectly (through brokers, nominees or otherwise), the effect or intent of which is to mitigate loss to, or to manage risk or benefit from any change in the market price for (including any performance-related fees), or increase or decrease the voting power of, such stockholder, Stockholder Associated Person and/or Proposed Nominee, with respect to shares of stock of the Corporation,

(vi)    a description of any agreement, arrangement or understanding between or among such stockholder, Stockholder Associated Person and/or Proposed Nominee and any other person relating to acquiring, holding, voting or disposing of any shares of stock of the Corporation,

(vii)    a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to proposed such business or nomination,

(viii)    a representation whether the stockholder or Stockholder Associated Person, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the Proposed Nominee and/or otherwise to solicit proxies from stockholders in support of such proposal or nomination, and

(ix)    any other information as reasonably requested by the Corporation.

(4)    Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 2.7 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.7(A) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(B)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.7 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation and at the time of the special meeting who is entitled to vote at the meeting in the election of each individual so nominated. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice required by paragraph (A) of this Section 2.7 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(C)    General.

(1)    Only persons who are nominated in accordance with the procedures set forth in this Section 2.7 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.7. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw, and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.7, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(2)    A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before an annual or special meeting shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof).

(3)    For purposes of this Section 2.7, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(4)    For purposes of this Section 2.7, “Stockholder Associated Person” of any stockholder means (a) any person acting in concert with such stockholder, (b) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (c) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(5)    Notwithstanding the foregoing provisions of this Section 2.7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.7; provided, however, that any references in this Section 2.7 to the Exchange Act or the rules or regulations thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any business to be considered. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 2.7 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A under Section 14(a) of the Exchange Act.

Section 2.8. Procedure for Election of Directors.

(A)    Election of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, except as otherwise set forth in any Preferred Stock Designation (as defined in Article IV of the Certificate of Incorporation) with respect to the right, if any, of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, a plurality of the votes cast thereat shall elect.

(B)    Subject to the terms and conditions of these Bylaws and the Certificate of Incorporation, in connection with an annual meeting of stockholders at which directors are to be elected, the Corporation will include in its proxy statement and on its form of proxy (in addition to the persons nominated for election by the Board of Directors or any committee thereof) the name of a Proposed Nominee for election to the Board of Directors submitted pursuant to paragraphs (B) through (M) of this Section 2.8, and will include in its proxy statement information relating to the Proposed Nominee (the “Required Information,” as defined below), if (i) the Proposed Nominee satisfies the eligibility requirements in this Section 2.8, (ii) the Proposed Nominee is identified in a notice (the “Stockholder Notice”) that is timely and delivered in accordance with this Section 2.8 by or on behalf of an Eligible Stockholder (as defined below), (iii) the Eligible Stockholder expressly elects at the time of the delivery of the Stockholder Notice to have the Proposed Nominee included in the Corporation’s proxy materials, and (iv) the additional requirements of these Bylaws are satisfied.

(C)    To qualify as an “Eligible Stockholder,” a stockholder or beneficial owner (or group of stockholders or beneficial owners, as provided below) must (i) Own and have Owned, continuously for at least three (3) years as of the date of the Stockholder Notice, a number of shares that represents at least three percent (3%) of the outstanding shares of the Voting Stock as of the date of the Stockholder Notice (the “Required Shares”), and (ii) thereafter continue to own such Required Shares through such annual meeting of stockholders. For purposes of this Section 2.8, “Voting Stock” shall mean the capital stock of the Corporation generally entitled to vote in the election of directors. For purposes of satisfying the ownership requirements of this Section 2.8(C), a group of no more than twenty (20) stockholders and/or beneficial owners may aggregate the shares of Voting Stock that each stockholder and/or beneficial owner has Owned continuously for at least three (3) years as of the date of the Stockholder Notice. No stockholder or beneficial owner, alone or together with any of its affiliates, may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 2.8 with respect to the same annual meeting. A group of funds that are (i) under common management and investment control, or (ii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall, for this purpose, be treated as one stockholder or beneficial owner. Whenever an Eligible Stockholder consists of a group of stockholders and/or beneficial owners, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.8 must be satisfied by each such stockholder or beneficial owner, except that shares may be aggregated as specified in this Section 2.8(C) and except as otherwise provided in this Section 2.8.

(D)    For purposes of this Section 2.8:

(1)
A stockholder or beneficial owner shall be deemed to “Own” only those outstanding shares of Voting Stock as to which such person possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares (i) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (ii) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (iii) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, shall have correlative meanings.

(2)
A stockholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the exclusive right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. The person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.

(3)
A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person (A) both has the power to recall such loaned shares on five business days’ notice and recalls the loaned shares within five business days of being notified that its Proposed Nominee will be included in the Corporation’s proxy materials for the relevant annual meeting, and (B) holds the recalled shares through the annual meeting.

(E)    For purposes of this Section 2.8, the “Required Information” that the Corporation will include in its proxy statement is:

(1)
the information concerning each Proposed Nominee and the Eligible Stockholder that, as determined by the Corporation, is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(2)
if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed five-hundred (500) words, in support of each Proposed Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.8, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.8 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Proposed Nominee.

(F)    Within the time period specified herein, the Stockholder Notice shall be delivered by or on behalf of an Eligible Stockholder and shall set forth all information, representations and agreements required under Section 2.7(A)(3) above (and for such purposes, references therein to “stockholder,” “Beneficial Owner” and “Stockholder Associated Person,” if any, on whose behalf the nomination is made shall be deemed to refer to such “Eligible Stockholder”), and in addition such Stockholder Notice shall include:

(1)	a copy of the Schedule 14N that has been or is being concurrently is filed with the SEC under the Exchange Act,

(2)
a statement setting forth and certifying to the number of shares of Voting Stock the Eligible Stockholder Owns and has Owned (as defined in paragraph (D) of this Section 2.8 of these Bylaws) continuously for at least three years as of the date of the Stockholder Notice and agreeing to continue to Own such shares through the annual meeting and stating whether it intends to maintain Ownership of the Required Shares for at least one year following the annual meeting, which statements shall also be included in the Schedule 14N filed with the SEC,

(3)	the written agreement of the Eligible Stockholder addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(a)
it will provide (i) the information required under Section 2.7(A)(3) as of the date of the Stockholder Notice (to be updated, if requested by the Corporation, as of the record date for the annual meeting), (ii) notification in writing verifying the Eligible Stockholder’s continuous Ownership of the Required Shares as of the date of the Stockholder Notice (to be updated, if requested by the Corporation, to confirm the Eligible Stockholder’s aggregate Ownership as of the record date for the annual meeting), and (3) immediate notice to the Corporation if the Eligible Stockholder ceases to own any of such Required Shares prior to the annual meeting of stockholders,

(b)
it (i) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent, and (ii) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Proposed Nominee(s) being nominated pursuant to this Section 2.8, and

(c)
it will (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (ii) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.8, (iii) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, (iv) file all materials described below in Section 2.8(H)(3) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (v) promptly (but in all cases prior to the day of the annual meeting) provide to the Corporation such additional information as may be requested by the Corporation, and

(d)
in the case of a nomination by an Eligible Stockholder comprised of a group of stockholders, (i) the designation by all such group members of one member of the group who shall be authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and (ii) instructing and authorizing the Corporation to rely on all actions or determinations by such authorized group member as being the authorized actions or determinations of the group.

(G)     To be timely under this Section 2.8, the Stockholder Notice must be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first anniversary of the date of the Corporation’s proxy statement for its prior annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the first anniversary of the date of the preceding year’s annual meeting, the Stockholder Notice to be timely must be so delivered or mailed to and received by the Secretary not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. The public announcement of a postponement or an adjournment of an annual meeting shall not commence a new time for the giving of a Stockholder Notice as described above.

(H)     An Eligible Stockholder must, within five (5) business days following submission of the Stockholder Notice:

(1)
provide to the Corporation one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 2.8, and

(2)
file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Proposed Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A, and

(3)	provide to the Corporation documentation satisfactory to the Corporation that demonstrates that any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder does satisfy the requirements of the fifth sentence of Section 2.8(C).
The information provided pursuant to this Section 2.8(H) shall be deemed part of the Stockholder Notice for purposes of this Section 2.8.
(I)    Within the time period and in the manner prescribed in Section 2.8(G) for delivery of the Stockholder Notice, each Proposed Nominee shall deliver a written representation and agreement to the Secretary of the Corporation, which shall be signed by each Proposed Nominee and deemed part of the Stockholder Notice for purposes of this Section 2.8, representing and agreeing that such Proposed Nominee:

(1)	consents to being named in the Corporation’s proxy statement and form of proxy as a nominee and to serving as a director if elected,

(2)
is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation, and

(3)
is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with candidacy or service or action as a director that has not been disclosed to the Corporation.

The Proposed Nominee must promptly (and in every case prior to the date of the annual meeting) provide to the Corporation such other information as it may request. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Proposed Nominee satisfies the requirements of this Section 2.8.

(J)     In the event that any information or communications provided by the Eligible Stockholder or any Proposed Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Stockholder or Proposed Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proposed Nominee from its proxy materials as provided in Section 2.8.

(K)     Notwithstanding anything to the contrary contained in this Section 2.8, the Corporation may omit from its proxy materials any Proposed Nominee, and such nomination shall be disregarded and no vote on such Proposed Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(1)
the Eligible Stockholder or Proposed Nominee breaches any of its respective agreements, representations, or warranties set forth in the Stockholder Notice (or otherwise submitted pursuant to this Section 2.8), any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 2.8) was not, when provided, true, correct and complete, or the requirements of this Section 2.8 have otherwise not been met,

(2)
the Proposed Nominee (a) is not deemed to be “independent” under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (b) does not qualify either (i) as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to the Corporation, or (ii) as a “non-employee director” under Exchange Act Rule 16b-3 and as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (c) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (d) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses), is a named subject of a pending civil fraud investigation or has been convicted of fraud in a civil proceeding, in each case, within the past ten (10) years, or (e) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended,

(3)
the election of the Proposed Nominee to the Board of Directors would cause the Corporation to violate its Certificate of Incorporation, these Bylaws, any applicable law, rule, regulation or listing standard, or

(4)	the Eligible Stockholder or applicable Proposed Nominee fails to comply with its obligations pursuant to these Bylaws, including but not limited to, its obligations under this Section 2.8.
(L)     The maximum number of Proposed Nominees submitted by all Eligible Stockholders that may be included in the Corporation’s proxy materials pursuant to this Section 2.8 shall not exceed the greater of (1) two or (2) twenty-five percent (25%) of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.8 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty-five percent (25%) (such resulting number, the “Permitted Number”); provided that the Permitted Number shall be reduced by: (a) any Proposed Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 2.8 but who the Board of Directors decides to nominate as a Board of Directors nominee or whose name is withdrawn and (b) any nominees who were previously elected to the Board of Directors as Proposed Nominees by any Eligible Stockholder at any of the preceding two (2) annual meetings and who are nominated for election at such annual meeting by the Board of Directors as a director nominee. In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be recalculated based on the number of directors in office as so reduced. In the event that the number of Proposed Nominees submitted by Eligible Stockholders pursuant to this Section 2.8 exceeds the Permitted Number, the Corporation shall determine which Proposed Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions: each Eligible Stockholder will select one Proposed Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proposed Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Following such determination after the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.8, if any Proposed Nominee who satisfies the eligibility requirements in this Section 2.8 thereafter is nominated by the Board of Directors, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Proposed Nominee’s failure to comply with this Section 2.8), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof.

(M)     The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.8 and to make any and all determinations necessary or advisable to apply this Section 2.8 to any persons, facts or circumstances, including the power to determine (1) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (2) whether a Stockholder Notice complies with this Section 2.8 and has otherwise met the requirements of this Section 2.8, (3) whether a Proposed Nominee satisfies the qualifications and requirements in this Section 2.8, and (4) whether any and all requirements of this Section 2.8 have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the Corporation and its stockholders (including any beneficial owners). Notwithstanding the foregoing provisions of this Section 2.8, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board of Directors, if the Eligible Stockholder (or a qualified representative of the Eligible Stockholder) does not appear at the annual meeting of stockholders of the Corporation to present its Proposed Nominee or Proposed Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Proposed Nominee or Proposed Nominees may have been received by the Corporation. This Section 2.8 shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy materials.

Section 2.9. Inspectors of Elections; Opening and Closing the Polls.

(A)    The Board of Directors by resolution may appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware (the “GCL”).

(B)    The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

Section 2.10. No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2.11. Vote of Stockholders. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, each stockholder having the right to vote shall be entitled at every meeting of stockholders to one vote for every share standing in his name on the record date fixed by the Board of Directors pursuant to Section 6.8 of these Bylaws. Except as otherwise provided by law, the Certificate of Incorporation, any Preferred Stock Designation, these Bylaws or any resolution adopted by a majority of the Whole Board, all matters submitted to the stockholders at any meeting (other than the election of directors) shall be decided by a majority of the votes cast with respect thereto.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and to all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 3.2. Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board, but shall consist of not more than fifteen nor less than three directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, and subject to the phasing-in process described below, shall be elected at every annual meeting of stockholders, by a plurality vote of all votes cast at such meeting, to hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified. The class of directors whose current term expires at the Corporation’s annual meeting of stockholders in 2012 shall hold office until that term expires and the successors to that class of directors shall be elected for a one year term to hold office until the 2013 annual meeting of stockholders and until their successors are duly elected and shall qualify. The class of directors whose current term expires at the Corporation’s annual meeting of stockholders in 2013 shall hold office until that term expires and the successors to that class of directors, together with directors elected at the 2012 annual meeting of stockholders, shall be elected for a one year term to hold office until the 2014 annual meeting of stockholders and until their successors are duly elected and shall qualify. The class of directors elected at the Corporation’s annual meeting of stockholders in 2011 whose term expires at the annual meeting of stockholders in 2014 shall hold office until that term expires and the successors to that class of directors, together with all other directors, shall be elected for a one year term to hold office until the next annual meeting of stockholders and until their successors are duly elected and shall qualify, beginning with the Corporation’s annual meeting of stockholders in 2014. If authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Section 3.3. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, each annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

Section 3.4. Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the Chief Executive Officer, the President or a majority of the Board of Directors or a majority of the Independent Directors (as defined in Section 3.9). The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

Section 3.5. Notice. Notice of any special meeting shall be given to each director at his business or residence in writing or by telegram or by telephone communication or by facsimile transmission. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by telegram, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company at least twenty-four hours before such meeting. If by telephone, the notice shall be given at least twelve hours prior to the time set for the meeting. If by facsimile transmission, the notice shall be deemed adequately delivered if transmitted at least twenty-four hours before such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws as provided under Section 7.1 hereof. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing, either before or after such meeting.

Section 3.6. Quorum. A whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.7. Vacancies. Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified.

Section 3.8. Removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least 75 percent of the then outstanding Voting Stock, voting together as a single class.

Section 3.9. Committee. The Board of Directors may, by resolution or resolutions passed by a majority of the Whole Board, designate one or more committees, each committee to consist of two or more directors of the Corporation, including the following committees:

(a)    An Executive Committee, which shall have such authority as shall be delegated by the Board of Directors and shall advise the Board of Directors from time to time with respect to such matters as the Board of Directors shall direct.

(b)    An Audit Committee which shall consist of Independent Directors (as defined below). The Audit Committee shall make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Corporation’s internal accounting controls.

(c)    A Compensation Committee, which shall determine compensation for the Corporation’s executive officers and shall administer a stock incentive plan adopted by the Corporation.

For purposes of these Bylaws, an “Independent Director” shall mean an individual who (i) is not an Affiliate of CBL & Associates, Inc., CBL & Associates Limited Partnership or CBL & Associates Management, Inc. or any of their successors and is not an employee of the Corporation or of CBL & Associates, Inc., CBL & Associates Limited Partnership or CBL & Associates Management, Inc. or any of their successors or of any Affiliate of the Corporation or of any Affiliate of CBL & Associates, Inc., CBL & Associates Limited Partnership or CBL & Associates Management, Inc. or any of their successors; provided, however, that no director shall be deemed not to qualify as an Independent Director solely because such director is a director of both the Corporation and CBL & Associates Management, Inc. and (ii) with reference to any particular transaction, is not an interested director within the meaning of Section 144 of the GCL. For purposes of this Section 3.9, an “Affiliate” shall mean, as to any individual, corporation, partnership, trust or other association, any person (i) that holds beneficially, directly or indirectly, 5% or more of the outstanding stock or equity interests thereof or (ii) who is an officer, director, partner or director thereof or of any person which controls, is controlled by, or is under common control with such corporation, partnership, trust or other association or (iii) which controls, is controlled by or is under common control with such corporation, partnership, trust or other association.

The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. Any such committee, to the extent provided in the resolution establishing such committee and not inconsistent with the GCL, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Unless the Board of Directors shall provide otherwise, the presence of one-half of the total membership of any committee of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of such committee and the act of a majority of those present shall be necessary and sufficient for the taking of any action thereat.

Section 3.10. Honorary Directors. The Board of Directors may from time to time appoint one or more persons to serve at the pleasure of the Board of Directors as honorary directors of the Corporation. Honorary directors shall be entitled to receive notice of and attend all regular and special meetings of the Board of Directors but shall not be deemed to be present at any such meeting for the purpose of determining whether a quorum is present and shall not be entitled to vote on any matter submitted to a vote of the directors.

ARTICLE IV

OFFICERS

Section 4.1. Elected Officers. The elected officers of the Corporation shall be a Chairman of the Board, a President, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors from time to time may deem proper. The Chairman of the Board shall be chosen from the directors. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.

Section 4.2. Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers shall not be held at such meeting such election shall be held as soon thereafter as convenient. Subject to Section 4.10 of these Bylaws, each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign.

Section 4.3. Chairman of the Board. The chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him by the Board of Directors. Except where by law the signature of the President or the Chief Executive Officer is required, the Chairman of the Board shall possess the same power as the President or the Chief Executive Officer to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall perform all such other duties as are properly required of him by the Board of Directors. He shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.

Section 4.4. President. The President shall act in a general executive capacity and shall assist the Chairman of the Board and the Chief Executive Officer in the administration and operation of the corporation’s business and general supervision of its policies and affairs. In the absence of or because of the inability to act of the Chairman of the Board and the Chief Executive Officer, the President shall perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board of Directors. The President may sign, alone or with the Secretary, or an Assistant Secretary or any other proper officer of the corporation authorized by the Board of Directors, certificates, contracts and other instruments of the Corporation as authorized by the Board of Directors.

Section 4.5. Chief Executive Officer. The Board of Directors may designate a Chief Executive Officer from among the elected officers. In the absence of such designation, the Chairman of the Board shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board of Directors. The Chief Executive Officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors. The Chief Executive Officer may sign, alone or with the Secretary, or an Assistant Secretary or any other proper officer of the Corporation authorized by the Board of Directors, certificates, contracts and other instruments of the corporation as authorized by the Board of Directors.

Section 4.6. Chief Financial Officer. The Board of Directors may designate a Chief Financial Officer from among the elected officers. The Chief Financial Officer shall have general responsibility for the financial policies and matters of the Corporation, as determined by the Board of Directors. The Chief Financial Officer may sign, alone or with the Treasurer, or an Assistant Treasurer or any other proper officer of the Corporation authorized by the Board of Directors, certificates, contracts and other instruments of the Corporation as authorized by the Board of Directors.

Section 4.7. Vice President. The Vice Presidents, or any of them, shall, subject to the direction of the Board of Directors, at the request of the President or in his absence, or in case of his inability to perform his duties from any cause, perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. The Vice Presidents shall also perform such other duties as may be assigned to them by the Board of Directors, and the Board of Directors may determine the order of priority among them. The Board of Directors may designate one or more Vice Presidents as Executive or Senior Vice President or as Vice President for a particular area of responsibility.

Section 4.8. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and Directors and all other notices required by law or by these Bylaws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board, the President or the Chief Executive Officer, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. He shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the Board of Directors, the Chairman of the Board, the President or the Chief Executive Officer. He shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board, the President or the Chief Executive Officer, and attest to the same.

Section. 4.9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, the President or the Chief

Executive Officer, taking proper vouchers for such disbursements. The Treasurer shall render to the Chairman of the Board, the President, the Chief Executive Officer and the Board of Directors, whenever requested, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe.

Section 4.10. Removal. Any officer elected by the Board of Directors may be removed by a majority of the members of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 4.11. Vacancies. A newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

ARTICLE V

STOCK CERTIFICATES AND TRANSFERS

Section 5.1. Stock Certificates and Transfers.

(A) The interest of each stockholder of the Corporation shall be evidenced by shares of stock, which may be issued as certificated or uncertificated shares in such form as the appropriate officers of the Corporation may from time to time prescribe in accordance with all applicable requirements of the GCL and the Corporation’s Amended and Restated Certificate of Incorporation.

(B) The shares of the stock of the Corporation shall be transferred on the books of the corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for the same number of shares to the Corporation or its authorized agents, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its authorized agents may reasonably require. Upon the receipt by the Corporation or its authorized agents of proper transfer instructions, including a duly executed assignment and power of transfer, from the registered owner of uncertificated shares of the stock of the Corporation, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the Corporation.

(C) Certificates evidencing shares of stock of the Corporation shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

Section 6.2. Dividends. The Board of Directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

Section 6.3. Seal. The corporate seal may bear in the center of the emblem of some object, and shall have inscribed thereunder the words “Corporate Seal” and around the margin thereof the words “CBL & Associates Properties, Inc. -Delaware 1993”.

Section 6.4. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the GCL, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders of the Board of Directors need be specified in any waiver of notice of such meeting.

Section 6.5. Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be made annually.

Section 6.6. Resignations. Any director or any officer, whether elected or appointed, may resign at any time by serving written notice of such resignation on the Chairman of the Board, the President or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President or the Secretary. No action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

Section 6.7. Indemnification and Insurance.

(A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (B) of this Bylaw with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(B) If a claim under paragraph (A) of this Bylaw is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

(C) Following any “change in control” of the Corporation of the type required to be reported under Item 1 of Form 8-K promulgated under the Exchange Act, any determination as to entitlement to indemnification shall be made by independent legal counsel selected by the claimant, which such independent legal counsel shall be retained by the Board of Directors on behalf of the Corporation.

(D) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(E) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL, provided that such insurance is commercially available at reasonable expense.

(F) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

(G) The right to indemnification conferred in this Bylaw shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Bylaw or otherwise.

Section 6.8. Record Dates.

(A) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than thirty days before the date of such meeting. If no record is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(B) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days nor less than ten days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.9. Delaware As Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum shall be a state or Federal court located within the State of Delaware for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (d) any action asserting a claim governed by the internal affairs doctrine, subject, however, in each case to the court having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Bylaw.

ARTICLE VII

AMENDMENTS

Section 7.1. Amendments. These Bylaws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided that notice of the proposed change was given (a) in the case of a meeting of the stockholders, in the notice of the meeting delivered pursuant to Section 2.4 of these Bylaws and, (b) in the case of a meeting of the Board of Directors, in a notice given no less than two days prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, the Certificate of Incorporation, any Preferred Stock Resignation or these Bylaws, the affirmative vote of the holders of at least 66-2/3% percent of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of these Bylaws.

ARTICLE VIII

CERTAIN TRANSACTIONS

Section 8.1. Transactions Between the Corporation and its Directors or Officers. The Corporation, for itself or for any entity for which it serves as a general partner, may not enter into any contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, unless (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the Independent Directors, even though the Independent Directors be less than a quorum; or (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders.

Section 8.2. Sale of Real Estate and Significant Reduction of Debt. The Corporation, for itself or for any entity for which it serves as a general partner, shall determine whether to (i) enter into any contract or transaction involving the sale of any real estate assets of the Corporation or of an entity for which the Corporation serves as a general partner if such sale will result in a disproportionately higher taxable income to CBL & Associates, Inc. or its affiliates than to the Corporation or to the entity for which the Corporation serves as general partner or (ii) enter into any contract or transaction that would result in a significant reduction of debt with respect to real estate owned by the Corporation or by an entity for which the Corporation serves as a general partner, based, in either case, upon the determination in good faith by the Board of Directors or a committee thereof to authorize the contract or transaction by the affirmative votes of a majority of the Independent Directors, even though the Independent Directors be less than a quorum.